Exhibit 10.1

Share Repurchase Agreement

This SHARE REPURCHASE AGREEMENT (this "Agreement"), dated as of December 26, 2007, is made by and between Commerce Planet, Inc. (the "Company") and Charles Gugliuzza ("Gugliuzza").

WHEREAS, in November 2006, the Board of Directors of the Company approved a stock buyback program pursuant to which the Company would repurchase up to two million dollars ($2,000,000) of shares of Common Stock of the Company.

WHEREAS, the Company desires to purchase from Mr. Gugliuzza his 1,800,000 shares of restricted Common Stock (the "Gugliuzza Shares") at a price per share equal to the thirty (30) calendar day trailing average market price for the shares, which is $0.34 per share.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, intending to be legally bound hereby, the parties agree as follows:

1. Repurchase of the Gugliuzza Shares.

Upon the execution of this agreement, the Company shall repurchase, and Mr. Gugliuzza shall sell, the Gugliuzza Shares. The Company shall deliver to Mr. Gugliuzza, in exchange for the Gugliuzza Shares, $185,000 and a Promissory Note for the remaining amount of $427,000.00, with the following terms:

Interest Rate:	8.0% interest until June 30, 2008, 13.0% thereafter. All interest will compound daily and be due monthly.

Maturity Date:	June 30, 2008

Additional Payment Terms:	$90,400.00 shall be due February 15, 2008.

Extension Terms:
Company will have the option to extend the maturity date to December 31, 2008 for an extension fee of $10,625.00. The interest rate payable during the extended term is 13% per annum compounded monthly and is due monthly.

Conversion Privileges:
The loan may be converted into Commerce Planet, Inc. registered unrestricted freely trading shares at the sole discretion of Mr. Gugliuzza if the loan is not paid back in full by June 30, 2008. Prior to conversion Gugliuzza must provide written intent to the Company for conversion. Notice will be effective upon receipt by Company. The date of receipt will be the effective date for conversion for the share pricing. Gugliuzza may convert all or part of any then due interest or unpaid principal into CPNE shares at a maximum cost per share of .34 or at the then current stock price on the close of the date notice is provided, whichever is lower. Any unconverted principal or interest will continue to be governed by the terms of this Agreement.

2. Income Tax Reporting.

Any IRS Form 1099 or W-2 issued by the Company in connection with the issuance to Mr. Gugliuzza of the repurchased shares will reflect a share value at issuance no greater than $0.34 per share.

3. Miscellaneous.

a. Counterparts. This Agreement may be executed in two or more counterparts and by the parties in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same instrument.

b. Governing Law. The validity, performance, construction and effect of this Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without giving effect to principles of conflicts of law.

c. Further Assurances. Each party shall cooperate with, and take such action as may be reasonably requested by, another party in order to carry out the provisions and purposes of this Agreement, generally, and the transactions contemplated hereunder.

d. Headings. The headings in this Agreement are for convenience of reference only and shall not constitute a part of the Agreement, nor shall they affect its meaning, construction or effect.

e. Additional Payments Due Gugliuzza. All Payments due under Gugliuzza's 2007 Employment Agreement signed April 4, 2007 and amended November 5, 2007 will be made in accordance with the agreed upon terms and conditions up to the date of cancellation of the 2007 Gugliuzza Employment Agreement and November 5, 2007 Amendment per the approval by the Commerce Planet, Inc. Board of Directors.

f. Entire Agreement. This Agreement, sets forth the entire agreement and understanding among the parties as to the subject matter hereof and merges with and supercedes all prior discussions and understandings of any and every nature among them.

g. Attorneys Fees Recovery. If either party institutes any court action to enforce or interpret the terms of this agreement, the prevailing party in the action shall be awarded its attorneys fees and court costs incurred in the action in addition to any judgment obtained.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

Commerce Planet, Inc.

/s/ Tony Roth
Tony Roth
President and CEO

/s/ Charles Gugliuzza
Charles Gugliuzza